Exhibit 99.(p)(6)

Code of Ethics for JPMAM

Last Revision Date: December 13, 2019
Last Review Date: December 13, 2019

Effective Date:  02/01/2005

TABLE OF CONTENTS

1.	Summary		3

2.	Amendments to Previous Version Distributed January 30, 2019		4

3.	Scope		4

4.	Reporting Requirements		4
	4.1.	Holdings Reports	4
	4.2.	Transaction Reports	5
	4.3	Exceptions from Transaction Reporting Requirements	5

5.	Personal Trading Requirements		6
	5.1	Approved Broker Requirement	6
	5.2	Blackout Provisions	6
	5.3	Minimum Investment Holding Period and Market Timing Prohibition	6
	5.4	Trade Reversals and Disciplinary Action	7

6.	Books and Records to be maintained by Investment Advisers		7

7.	Privacy		7

8.	Anti-Corruption		8

9.	Conflicts of Interest		8
	9.1	Trading in Securities of Clients	8
	9.2	Trading in Securities of Suppliers	8
	9.3	Pre-clearance Procedures for Value-Added Investors	8
	9.4	Gifts & Entertainment	9
	9.5	Political Contributions and Activities	10
	9.6	Charitable Contributions	11
	9.7	Outside Business Activities	11

10.	Training		11

11.	Escalation Guidelines		12
	11.1	Violation Prior to Material Violation	12
	11.2	Material Violations	12

12.	Defined Terms		12

1.              Summary

This Code of Ethics for JPMorgan Asset Management (“JPMAM”) (the “Code”) has been adopted by the registered investment advisers of JPMAM in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).  Rule 204A-1 requires an investment adviser registered under Section 203 of the Advisers Act to establish, maintain and enforce a written Code of Ethics.

This Code establishes our standards for ethical conduct which are premised on fundamental principles of openness, integrity, honesty and trust.  In addition to the Code, J.P. Morgan Chase has a firmwide Code of Conduct that applies to all employees globally, including all JPMAM employees.  In the event that a difference exists between any of the standards identified in the JPMC Code of Conduct and the Code, the more restrictive provision shall apply.

JPMAM hereby adopts the message from Jamie Dimon that was included in the JPMC Code of Conduct because it embodies JPMAM’s ethical standards:

“JPMorgan Chase is the respected company it is today because of our commitment to being accountable, straightforward and honest in all of our business dealings. Our people, our products and services, and our enduring dedication to integrity have made us one of the largest and most respected financial institutions in the world. It is paramount for us all — not only as a company, but also as culture carriers — to uphold that mission each and every day.

Our Code of Conduct reflects this shared obligation. We operate with the highest level of integrity and ethical conduct, at all times. We do the right thing — even when it’s not the easy thing. We have zero tolerance for unethical behavior. And, we abide by the letter of the laws and regulations everywhere we do business.

It also is important for each of us to speak up when we see something that doesn’t look or feel right. We all share this responsibility, which is key to preserving and building on this proud heritage. If you know of a possible violation of the Code or other improper behavior, report it.

The Code of Conduct is a valuable resource as we continue to meet our obligations to all of our constituents — customers, the Board, shareholders, regulators — and ourselves.

As a company, we’re only as good as our people, and our people are the best. Remember, our integrity begins with you.”

Additionally, it is the duty of all Supervised Persons to act in the best interests of their clients, place the interests of JPMAM Clients before their own personal interests at all times and to avoid any actual or potential conflicts of interest.  Supervised Persons are the officers, directors (or other persons occupying a similar status or performing similar functions or employees of JPMAM) or any other person who provides investment advice on JPMAM’s behalf and is subject to JPMAM’s supervision or control.

Supervised Persons must comply with applicable Federal Securities Laws and promptly report any known or suspected violations of the Code promptly to the Compliance Department or Code of Conduct Reporting Hotline, which shall report any such violation promptly to the Chief Compliance Officer (“CCO”) of the applicable legal entity, or through the various reporting channels as provided in the How To Report A Violation page of the Code of Conduct intranet site. Your reporting obligations do not prevent you from reporting to the government or regulators conduct that you believe to be in violation of law and it does not require you to notify JPMAM prior to reporting to the government or regulators. JPMAM strictly prohibits intimidation or retaliation against anyone who makes a good faith report about a known or suspected violation of the Code or any law or regulation.

Compliance with the Code, and other applicable policies and procedures, is a condition of employment.  The rules, procedures, reporting and recordkeeping requirements set forth in the Code are hereby adopted and certified as reasonably necessary to prevent Supervised Persons from violating the provisions of the Code and applicable Federal Securities Rules.

The Compliance Department provides a link to this Code and any amendments to all Supervised Persons in their Access Persons Report and requires their attestation of compliance with this Code at least annually.  These records are maintained by the Compliance Department as part of its Books and Records as required by the Advisers Act.

Annually, the CCO of each registered investment adviser must review that the Code adequately reflects the adviser’s fiduciary obligations and those of its Supervised Persons.

2.              Amendments to Previous Version Distributed January 30, 2019

•                  Updated Summary to include Jamie Dimon’s 2019 message;

•                  Updated Section 9.4 on gifts and entertainment to more closely align with the Gifts and Entertainment Policy — AM Global; and

•                  Updated Section 12 to include name change of JF Asset Management Limited to JPMorgan (Asia Pacific) Ltd.

3.              Scope

This Code applies to all Supervised Persons of JPMAM.

4.              Reporting Requirements

4.1.         Holdings Reports

Access Persons must submit holdings reports to the Compliance Department documenting current securities holdings:

a)                                     Content of Holdings Reports

Each holdings report must contain, at a minimum:

1)                                     Account Details

The name of any broker, dealer or bank with which the Access Person maintains a Covered Account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit as well as all pertinent Covered Account details (e.g., account title, account number.).

2)                                     Account Statements

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership.

3)                                     Submission Date

The date the Access Person submits the report to the Compliance Department.

b)                                     Submission of Holdings Reports

Access Persons must submit both an Initial and Annual holdings report:

1)                                     Initial Report

Must be submitted no later than 10 days after the person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2)                                     Annual Report

Must be submitted at least once each 12-month period thereafter on or before January 30, and the information must be current as of a date no more than 45 days prior to the date the report was submitted, unless notified by Compliance that this is no longer required due to electronic position reporting received from Approved Brokers.

4.2.    Transaction Reports

Access Persons must submit to the Compliance Department securities transactions reports on a quarterly basis, in the form designated by the Compliance Department. Securities transaction reports must meet the following requirements:

a)                                     Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1)                                     The date of the transaction, the title, and as applicable the exchange    ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2)                                     The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)                                     The price of the security at which the transaction was effected;

4)                                     The name of the broker, dealer or bank with or through which the transaction was effected; and

5)                                     The date the Access Person submits the report to the Compliance Department.

b)                                     Timing of Transaction Reports

Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

4.3       Exceptions from Transaction Reporting Requirements

An Access Person need not submit:

a)             Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

b)             A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

c)              Transaction Reports are not required for accounts maintained at Approved or Preferred Brokers or for accounts which are approved for statement tracking

d)             Any report with respect to transactions in Reportable Funds.

5.              Personal Trading Requirements

Supervised Persons must obtain approval from the Compliance Department before directly or indirectly acquiring Beneficial Ownership in any Reportable Security, including initial public offerings and limited offerings.  Given the potential access to Proprietary and Client information that Supervised Persons may have, JPMAM and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading.  JPMAM’s policies are designed to help prevent and detect violations of securities laws and industry conduct standards and to minimize actual or perceived conflicts of interest that could arise due to personal investing activities.

5.1                               Approved Broker Requirement

All self-directed Associated Accounts must be maintained with a JPMC Approved Broker. (Click on the attached link above for list of approved brokers)

5.2                               Blackout Provisions

The personal trading and investment activities of Supervised Persons are subject to particular scrutiny due to the fiduciary nature of the business.  Specifically, JPMAM must avoid even the appearance that its Supervised Persons conduct personal transactions in a manner that conflicts with the firm’s investment activities on behalf of Clients.  Accordingly, certain Supervised Persons are restricted from conducting personal investment transactions during certain periods (called “Blackout Periods”), and may be instructed to reverse previously completed personal investment transactions.  Additionally, the Compliance Department may restrict the personal trading activity of any Supervised Person if it is determined that such activity has the appearance of a conflict of interest.

These Blackout Periods apply varying levels of restrictions appropriate for different categories of Supervised Persons based upon their level of access to non-public Client or Proprietary information.

5.3                               Minimum Investment Holding Period and Market Timing Prohibition

Supervised Persons are subject to a minimum holding period, generally 60 days, for all transactions in Reportable Securities.   For Reportable Funds, only named Portfolio Managers of such funds are subject to a minimum holding period.

Supervised Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security or Reportable Fund.  Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.

5.4                               Trade Reversals and Disciplinary Action

Transactions by Supervised Persons are subject to reversal due to a conflict (or appearance of a conflict) with the firm’s fiduciary responsibility or a violation of the firm policy.  Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of blackout period requirements.

Disciplinary actions resulting from a violation of the Code will be administered in accordance with related JPMAM guidelines governing disciplinary action and escalation.  All violations and disciplinary actions will be reported promptly by the Compliance Department to the employee’s group head and senior management.  Violations will be reported quarterly to the affected Fund’s Board of Directors.

Violations by Supervised Persons of the Code, the JPMC Code of Conduct or any laws or regulations that relate to JPMAM’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action, up to and including immediate dismissal, including termination of regulatory registration where applicable.

6.              Books and Records to be maintained by Investment Advisers

The Compliance Department is responsible for maintaining books and records, including:

a)             A copy of this Code and any other code of ethics adopted by JPMAM pursuant to Rule 204A-1 that is in effect or has been in effect at any time within the past five years;

b)             A record of any violation of the Code, and any Compliance action taken as a result of that violation;

c)              A record of all written acknowledgments of the violation for each person who is currently, or within the past five years was a Supervised Person of JPMAM;

d)             A record of each report made by  Access Persons required under the Reporting Requirements;

e)              A record of the names of persons who are currently, or within the past five years were Access Persons;

f)               A record of any decision, and the reasons supporting the decision, to approve the acquisition or sale of securities by Supervised Persons under section 6. Pre-approval records of certain investments will be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

g)              Any other such record as may be required under the Code.

7.              Privacy

Supervised Persons have a responsibility to protect the confidentiality of information related to Clients.  This responsibility may be imposed by law, may arise out of agreements with Clients, or may be based on policies or practices adopted by the firm.  Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers.  Various business units and geographic areas within JPMC have internal policies regarding customer privacy.

The restriction on disclosing confidential information is not intended to prevent Supervised Persons from reporting to the government or a regulator any conduct Supervised Persons believe to be in violation of the law, or from responding truthfully to questions or requests from the government, a regulator or in a court of law.

8.              Anti-Corruption

It is the policy of JPMC to comply with the anti-corruption laws that apply to the firm’s Operations (and investments where the firm is deemed to have control), which laws include the United States Foreign Corrupt Practices Act (FCPA), the United Kingdom Bribery Act of 2010 (UKBA), as well as anti-corruption laws and regulations of other countries in which the firm conducts business. We must never compromise our reputation by engaging in, or appearing to engage in, bribery or any form of corruption. Bribery and corruption are crimes with potentially severe penalties to JPMC and its employees and directors. The firm has zero tolerance for such activity.

9.                    Conflicts of Interest

The following is a summary of commonly identified employee conflicts of interest:

9.1       Trading in Securities of Clients

Supervised Persons shall not transact in any securities of a Client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMAM if such investment could be perceived as effected based on confidential information, including material non-public information.

9.2       Trading in Securities of Suppliers

Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMAM may not invest in the securities of such supplier.  If you own the securities of a company with which we are dealing and you are asked to represent JPMorgan Chase in such dealings you must:

a)             Disclose this fact to your department head and the Compliance Department; and

b)             Obtain prior approval from the Compliance Department before selling such securities.

9.3       Pre-clearance Procedures for Value-Added Investors

Prior to any telephone calls, video, and in-person meetings between a Portfolio Manager, or employee arranging the meeting, and a Value-Added Investor who is meeting to discuss his/her personal investment (or prospective investment) in the JPMAM Private Investment Fund managed by the Portfolio  Manager, the Portfolio Manager must obtain pre-clearance from Compliance.  In order to obtain pre-clearance approval, the following information must be provided to Compliance prior to the meeting:

a)             Date and place of meeting;

b)             Name of Value-Added Investor, their employer, and job title;

c)              Name of private fund the Value-Added Investor is invested in (or may invest in);

d)             Names of all J.P. Morgan employees in attendance at the meeting and job titles;

e)              Purpose of the meeting.

Compliance will review the pre-clearance request and respond via email and will ensure that appropriate controls are instituted.

9.4       Gifts & Entertainment

Supervised Persons must avoid circumstances that may cause, or create the appearance of, a conflict of interest between JPMAM and its clients or other business/commercial contacts.  Supervised Persons may not give or receive anything of value, directly or indirectly, to influence improper action or obtain an improper advantage.  Furthermore, the giving and receiving of gifts, including entertainment and hospitality, to or from persons who do or seek to do business with JPMAM have the potential to create actual conflicts or the appearance of conflicts, and may negatively impact JPMAM.

Gifts and entertainment can take many forms, including but not limited to: goods or services for which employees are not required to pay the retail or usual and customary cost; meals or refreshments; tickets to entertainment or sporting events; the use of a residence, vacation home or other accommodation; travel expenses; or charitable  contributions or organization sponsorships. In addition to gifts and entertainment, JPMAM Supervised Persons may not make, direct or solicit any other person to make, any political contribution or provide anything else of value to anyone for the purpose of influencing or inducing the awarding or retention of investment advisory services business.

Gifts

Supervised Persons are only permitted to give gifts valued up to 100 USD to a client or business counterparty on occasions when gifts are customary, such as life events and major holidays.  AM employees must pre-clear giving any gifts to a client or business counterparty that exceeds 100 USD.

When giving gifts to clients or business counterparties, AM employees are strongly encouraged to give items with a JPMorgan Chase logo or books from the JPMorgan Chase Reading list whenever appropriate.  Gifting books from the JPMorgan Chase Reading List are limited to one book per campaign.  Repetitive gifting to a client or business counterparty of Firm logo items in a calendar year is not permitted.

Supervised Persons have a 100 USD annual maximum limit for gifts provided to clients or business counterparties.

Entertainment

Entertainment includes business-related activities at which a host and guest are both present (e.g., meals, refreshments, golf games, sporting events, or other leisure and entertainment).  Entertainment is considered a prohibited gift unless both the employee and business contact are present and the employee’s participation is related to his or her position and duties within JPMAM. Spouses, family members and personal acquaintances should not participate in entertainment activities unless such participation is customary under the circumstances.

Supervised Persons may act as a host for business entertainment to clients and prospects if such entertainment is: (1) business related; (2) is not prohibited by law; and (3) in an amount that is reasonable and customary.  Frequent and/or lavish business entertainment is prohibited.

Supervised Persons are limited to accepting $250 in meals and entertainment from a client or counterparty per calendar year, with limited exceptions.  Once the $250 limit is reached, employees are required to pay for their own expenses.  In addition, Supervised Persons are prohibited from accepting invitations to ticketed events; limited exceptions may be granted with pre-approval from senior management and Compliance.

All gifts and entertainment provided to U.S. Government Officials must be pre-cleared by Compliance to ensure that they comply with jurisdictional restrictions.

Supervised Persons must receive written pre-clearance from Compliance before providing any other type of Entertainment to an ERISA Plan Sponsor or Union Official aside from meals that conform to the AWM Expense Procedure (e.g., golf, sporting events, cultural or social events, concerts, leisure activities, etc.)

Supervised Persons are required to log all entertainment subject to reporting into Reliance’s Gift and Entertainment Module for approval.  Violations are subject to Compliance Violation Framework.

Sponsorships and Events

Both the sponsorship of distributor events and JPMAM hosting educational events for financial advisors who sell our funds are subject to the criteria below and many require the review by Compliance and regional governance committees or designees to meet criteria below.

Events

•                  Events are 30 people or more to build relationships, train/educate attendees on products or services, etc.

•                  Requires an Event Coordinator

•                  Requires 80% training content in an event

•                  Requires client correspondence from distributor home office when per person benefits exceeds $1000

•                  Preclearance thresholds for Compliance vs. recordkeeping

Sponsorship

•                  Requires a Sponsorship Coordinator

•                  Risk based approach to pre-clearing Sponsorships regionally

9.5       Political Contributions and Activities

In accordance with Advisers Act Rule 206(4)-5, Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

To ensure compliance with this federal pay-to-play rule and various state and local laws, JPMAM Supervised Persons must receive pre-clearance before they or any members of their household make or solicit political contributions or engage in political activities in connection with any election in the United States or the Republic of Colombia.

Contributions to JPMC Political Action Committees are excluded from pre-clearance and reporting requirements.  New hires must also disclose their history of making and soliciting political contributions.

An employee cannot be reimbursed or otherwise compensated by JPMC for any political contribution.  JPMC policies prohibit contributions of corporate funds to candidates, political party committees and political action committees.  Supervised Persons are strictly prohibited from using JPMC resources to conduct personal political activities.

Violations of these requirements are subject to the Compliance Violation Framework.

9.6       Charitable Contributions

Charitable contributions made on behalf of JPMC must adhere to the requirements of the AM Expense Procedures and be precleared with Compliance.

9.7       Outside Business Activities

A Supervised Person’s outside activities must not reflect adversely on the firm or give rise to a real or apparent conflict of interest with the Supervised Person’s duties to the firm or its Clients.  Supervised Persons must be aware of potential conflicts of interest and be aware that they may be asked to discontinue any outside activity if a potential conflict arises.  Supervised Persons may not, directly or indirectly:

a)             Accept a business opportunity from someone doing business or seeking to do business with JPMAM that is made available to the Supervised Person because of the individual’s position with the firm;

b)             Take for oneself a business opportunity belonging to the firm;

c)              Engage in a business opportunity that competes with any of the firm’s businesses.

More specific guidelines are set forth under the JPMC Code of Conduct. Procedures for pre-clearance of Outside Activities and Second Jobs are available on the JPMC Code of Conduct intranet site.  Employees are reminded of their responsibility to obtain preclearance of their Outside Business Activities periodically in their Access Persons Report.  If any material change in relevant circumstances occurs, Supervised Persons must seek clearance for a previously approved activity.  A material change may arise from a change in your job or association with JPMAM or in your role with respect to that activity or organization.  JPMAM employees are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to their manager and Compliance.  Employees must also notify Compliance when any approved outside activity terminates.

Regardless of whether an activity is specifically addressed under JPMAM policies or the JPMC Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

10.             Training

Compliance provides in-person and/or online training to Supervised Persons on an ongoing basis.  Compliance determines the training topics that will be covered during training sessions based on the work responsibilities of Supervised Persons, applicable regulatory requirements and risk assessments. Compliance may, from time to time, distribute Compliance Bulletins reinforcing or clarifying prior guidance, communicating new regulatory developments or the adoption or amendment of policies, procedures or controls.

11.                               Escalation Guidelines

JPMC’s Compliance Violation Framework is an internal Compliance document and is used to notify Group Heads, Managers and/or Human Resources (HR) of employee violations of Compliance Policies along with the assigned severity of the applicable violations.

11.1                        Violation Prior to Material Violation

While the Group Head is notified of all violations, he/she is required to have a meeting with the employee when the Supervised Persons’ next violation would be considered material, in order to stress the importance of the requirement and inform the employee about the ramifications for not following the policy. The employee is also required to acknowledge, in writing (form to be provided by Compliance) that he/she is aware of the ramifications for noncompliance and he/she will be compliant going forward. The written acknowledgement is signed by both the employee and Group Head, and returned to Compliance for record keeping.

11.2                        Material Violations

All material violations require the Group Head (MD level) and Compliance to have a meeting with the employee and document in writing that the employee acknowledges the material nature of the violation and that he/she will be compliant going forward. The written acknowledgement, signed by the employee and Group Head, will be stored in Compliance’s Violations records.  Additionally, HR is notified of all material violations and follows their established guidelines for disciplining the employee and recording that event in the employee’s personnel file.

There will be a mandated suspension of personal trading privileges for six months for all material violations of the personal trading or Access Persons requirements. Compliance and the Group Head may allow transactions for hardship reasons, but require documentation for pre-clearance.

An employee’s receipt of a material violation is considered when determining the employee’s annual compensation and eligibility for promotion.

12.                               Defined Terms

Access Persons

Access Persons of JPMAM include:

1)             Employees of any of the Registered Investment Advisers within JPMAM.

2)             Certain persons of other affiliated entities that have access to Proprietary information of AM and persons that have been identified by Compliance as having access to AM Proprietary information;

3)             All persons of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of the JPMAM Registered Investment Advisers, sometimes referred to as “dual-hatted” employees; or

4)             Certain consultants, agents, and temporary workers who are involved in the investment management process or have access to Proprietary information regarding Client recommendations or transactions on a pre-trade or same-day basis.

Connected Person

Individuals who, based on their relationship with a Supervised Person, are subject to provisions of this Policy including, but not limited to:

•                  The Supervised Persons’ spouse, domestic partner or minor children (even if financially independent)

•                  Anyone to whom the Supervised Person provides significant financial support or for which the Supervised Person, or anyone listed above, has or shares the power, directly or indirectly, to make investment decisions

Covered Account

Is an account in the name of or for the direct or indirect benefit of a Supervised Person or a Supervised Person’s spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from Associated Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

Automatic Investment Plan

Is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership

Is interpreted to mean any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. A Supervised Person who has questions regarding the definition of this term should consult the Compliance Department. Please note: Any report required under section 5. Reporting Requirements may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Client	Is any entity (e.g. person, corporation or Fund) for which JPMAM provides a service or has a fiduciary responsibility.

Federal Securities Laws

Are the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

Fund	Is an investment company registered under the Investment Company Act of 1940.

Initial Public Offering

Is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

JPMAM

Is the abbreviation for JPMorgan Asset Management, a marketing name for the Asset Management subsidiaries of JPMorgan Chase & Co. Within the context of this document, JPMAM refers to the following U.S. registered investment advisers of JPMorgan Asset Management:

•                  J.P. Morgan Alternative Asset Management, Inc.

•                  JPMorgan Asset Management (UK) Ltd.

•                  J.P. Morgan Investment Management Inc.

• Security Capital Research & Management Inc. • Bear Stearns Asset Management Inc. • JPMorgan Funds Limited • JPMorgan Asset Management (Asia Pacific) Ltd.

Limited Offering	Is an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 there under.

Proprietary

Within the context of this Code of Ethics is:

1)             any research conducted by AM or its affiliates

2)             any non-public information pertaining to AM or its affiliates

3)             all JPM managed and sub-advised mutual funds

Reportable Fund	Is any JPMorgan Proprietary Fund, including sub-advised funds

Reportable Security

Is a security as defined under section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Excluded from this definition are:

1)             Direct obligations of the Government of the United States;

2)             Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3)             Shares issued by money market funds; and

4)             Shares issued by open-end funds other than Reportable Funds

Supervised Persons

1)             Any partner, officer, director or employees of JPMAM (or other person occupying a similar status or performing similar functions).

2)             All employees of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of a legal entity within JPMAM, sometimes referred to as “dual hatted” employees;

3)             Certain consultants, as well as any other persons who provide advice on behalf of JPMAM and are subject to JPMAM’s supervision and control;

4)             All Access Persons

Value—Added Investor

Is an executive level officer (i.e., president, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Partner) or director of a company, who, due to the nature of his/her position, may obtain material, non-public information.